Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Exterran Holdings, Inc. pertaining to the plans listed below, of our reports dated April 26, 2007, with respect to the financial statements of WilPro Energy Services (El Furrial) Limited and WilPro Energy Services (PIGAP II) Limited, included in the Annual Report (Form 10-K/A) of Hanover Compressor Company for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
Hanover Compressor Company 1998 Stock Option Plan
Hanover Compressor Company December 9, 1998 Stock Option Plan
Hanover Compressor Company 1999 Stock Option Plan
Hanover Compressor Company 2001 Stock Incentive Plan
Hanover Compressor Company 2003 Stock Incentive Plan
The Hanover Companies Retirement Savings Plan
Universal Compression Holdings, Inc. Incentive Stock Option Plan

/s/ ERNST & YOUNG LLP
Tulsa, Oklahoma
August 17, 2007